Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-194930, 333-202656, 333-206347, 333-212960, 333-218018, 333-227267, 333-227900, 333-233285, 333-251676, 333-261093 and 333-264215) on Forms S-8 and Registration Statements (Nos. 333-234459, 333-230797 and 333-228566) on Forms S-1 of Biocept, Inc. (“Company”) of our report dated April 5, 2022, relating to our audit of the financial statements as of and for the year ended December 31, 2021, included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ Mayer Hoffman McCannP.C.

San Diego, CA

April 17, 2023